Exhibit 99.1

December 5, 2016

Dear Partners,

United Development Funding III, L.P. (“UDF III” or the “Fund”) has previously communicated a series of events which have impacted the Fund and other United Development Funding funds (collectively, “we,” “our,” the “Companies” or “UDF”). The Fund, our management team and your investment were attacked. We believe this attack was intended to disrupt the business operations of UDF and its clients, and to frighten and cause panic among our investors.

While UDF III’s clients continue to develop and monetize finished lots within the portfolio, the pace of development on several projects has slowed, due primarily to the impact these events have had on the Fund’s ability to access capital required to bring projects forward for development on the timeline originally forecasted. UDF III will provide additional information as it quantifies the impact of the events and completes its financial reports. The following is a recap of those events, a summary of actions taken by UDF, and the Fund’s objectives going forward.

Prior Auditors

On November 24, 2015, UDF III filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) disclosing that its independent public accounting firm, Whitley Penn LLP (“Whitley Penn”), declined to stand for reappointment by the Fund following the filing of the Fund’s Quarterly Report on Form 10-Q for the period ended September 30, 2015. Whitley Penn’s prior audit reports on the Fund’s annual financial statements did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, and there have been no disagreements between the Fund and Whitley Penn on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

The Attack

On December 10, 2015, UDF was attacked by a hedge fund that posted false and misleading statements about the Companies on the internet. These blog posts were initially made anonymously, but were later claimed by Hayman Capital Management, L.P. (“Hayman”), a Dallas based hedge fund. Hayman later revealed that it had built a significant short position in shares of United Development Funding IV (“UDF IV”), which traded on The NASDAQ Stock Market, and that it would profit if the price of UDF IV shares fell.

UDF III Response to the Attack

On December 14, 2015, UDF III filed a Current Report on Form 8-K with the SEC providing a detailed response to this attack. In that Form 8-K, UDF III also announced that it was cooperating with a non-public fact-finding investigation being conducted by the SEC. (Please see the UDF III Form 8-K filing on www.sec.gov).

The Independent Internal Investigation

In December 2015, the UDF IV Audit Committee, which is comprised entirely of independent directors of UDF IV, engaged the law firm Thompson & Knight LLP to conduct an independent internal investigation with the assistance of independent forensic accountants from a global accounting firm (the “Investigation Team”). The Investigation Team performed an in-depth review of the public allegations made by Hayman and other subjects as directed by the UDF IV Audit Committee. The Investigation Team was provided unrestricted access to UDF documents, records, communications, and personnel.

On May 17, 2016, UDF IV announced that the independent investigation was substantially complete, and that the Investigation Team found no evidence of fraud or misconduct on the part of UDF IV, its management, or its advisor. The Investigation Team found no evidence to substantiate allegations by Hayman and no evidence that auditors were misled. The Investigation Team did identify certain areas for remedial improvement, which UDF IV has implemented with the assistance and guidance of UDF IV’s new independent registered public accounting firm, EisnerAmper LLP. (Please use the link www.udfiv.com for access to the full press release.)

Further UDF Attacks

On February 5, 2016, Hayman launched a website containing misleading statements about the Companies and their management team, to which it periodically has posted additional material. Hayman acknowledged on its website that it had a short position in UDF IV and stands to profit from declines in the price of UDF IV shares.

Regulatory Events

On February 22, 2016, UDF III filed a Current Report on Form 8-K with the SEC disclosing that on February 18, 2016, a search warrant was served for the collection of business documents at the corporate offices of the Companies. In addition, law enforcement officers served certain UDF executives and employees with grand jury subpoenas seeking the production of documents related to the operations of the Companies.

Retention of EisnerAmper LLP as Independent Auditors

On June 30, 2016, UDF III filed a Current Report on Form 8-K with the SEC stating that it had engaged the public accounting firm of EisnerAmper LLP to audit its year-end 2015 financial statements, review the March 31, June 30, and September 30, 2016 quarterly financial statements and assist in the filing of the corresponding Form 10-K and Form 10-Q filings.

Regulatory Action

On October 18, 2016, UDF III filed a Current Report on Form 8-K with the SEC disclosing the receipt of a “Wells Notice” from the Staff of the SEC Division of Enforcement (the “SEC Staff”) stating that the SEC Staff had made a preliminary determination to recommend that the SEC file an enforcement action against UDF III alleging violations of certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  UDF IV and certain individuals associated with the Companies received similar Wells Notices.

A Wells Notice is not a formal allegation or a finding of wrongdoing, but is a preliminary determination by the SEC Staff that it may recommend to the SEC that a civil enforcement action or administrative proceeding be brought against the recipient. Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that no enforcement proceeding should be brought. UDF III intends to provide to the Staff a Wells submission to further explain its view and belief that no enforcement action is warranted against UDF III or any associated individuals.

The receipt of the Wells Notice does not change UDF III’s belief that it has complied with all laws and regulations, and therefore, UDF III intends to vigorously contest these allegations and any charges that may be brought. UDF III is unable to predict how long the SEC process will last, the outcome of the SEC’s investigation or any action that the SEC may decide to pursue, or any other impact on UDF III as a result of any proposed or actual enforcement action.

Civil Litigation

On July 7, 2016, an action was filed in Delaware Chancery Court (and subsequently removed to U.S. District Court in Delaware, which has now ordered the case remanded to the Delaware Chancery Court) purporting to assert claims on behalf of the owners of limited partnership interests in UDF III and derivatively on behalf of UDF III alleging, among other things, the misuse and misappropriation of UDF III’s capital and assets. The complaint in the action asserts claims against numerous UDF entities (including a claim against UDF III itself) and executive officers. A number of other putative class and derivative actions also have been brought in the state or federal courts of Texas against UDF entities (other than UDF III), their officers, trustees and/or third parties asserting various claims under federal and state securities laws. In addition, on July 20, 2016, a putative shareholder derivative action on behalf of UDF IV was filed in District Court in Tarrant County, Texas. The complaint asserts claims against UDF III, another UDF entity, their respective executive officers and present or former management. The claims asserted against UDF III are for unjust enrichment and aiding and abetting allegedly wrongful conduct. The allegations made by the plaintiffs in these complaints are similar to, and in some cases drawn directly from, accusations made by Hayman, which management believes are false and unfounded.  Management is confident in the strength of its legal and factual positions.

Liquidity

UDF III clients rely on third party lenders, including regional banks and the UDF family of funds, to fund ongoing development costs. These events have had an impact on the Fund’s operations and financial condition, and have impeded the Fund’s ability to maintain outstanding debt and to access both debt and equity capital.

Financial Reporting

As of September 30, 2015, the Fund had originated 62 loans totaling approximately $724.5 million, including 42 loans that have been repaid in full by the respective borrowers and 1 loan for which the remaining balance was written-off. EisnerAmper LLP continues to progress with the year-end 2015 audit and 2016 quarterly reviews.

Estimated Unit Value

Pursuant to the regulations of the Financial Industry Regulatory Authority (“FINRA”), UDF III is required to determine an estimated value of its units of limited partnership interest on an annual basis. The most recent estimated value was determined by UDF III as of March 6, 2015. UDF III is not able to provide an updated estimated value until it has filed its year-end 2015 and 2016 quarterly financial statements, but intends to determine an updated estimated value after such financial statements are filed. Until UDF III determines an updated estimated value, customer account statements provided to UDF III’s limited partners will reflect no value reported.

Business Going Forward

Management expects that housing demand in the Fund’s target markets will continue to rise at a moderate rate over an extended period of time, driven by economic improvement, job creation, low interest rates, attractive housing affordability levels, relaxation of the mortgage underwriting environment, low production of single-family homes and a continued increase in the number of household formations.  Management also believes the results of the November elections will be a significant positive for the U.S. economy as well as consumer confidence, household net worth, household formation and housing. Despite the unexpected challenges facing management and the Fund, management remains confident in the Fund’s business strategy and ability to capitalize on increasing housing demand.

Over the past twelve months, management has focused on responding to the attack by Hayman Capital, retaining auditors and managing liquidity. Going forward, UDF III is focused on managing its day-to-day operations, completing its financial reporting and managing liquidity. The amount and timing of Fund distributions will be determined after UDF III files its audited financials and future working capital needs have been assessed.

We thank you for your patience and support as the Fund works through the challenges discussed herein.

Sincerely,

UMT Services, Inc. Board of Directors

Forward-Looking Statements

This communication contains forward-looking statements, including discussion and analysis of United Development Funding III, L.P. and its subsidiaries, its financial condition, its investment objectives, cash distributions to limited partners in the future and other matters. Statements contained in this communication that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are the intent, belief or current expectations of management based on their knowledge and understanding of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guaranties of future performance and are subject to risks, uncertainties and other factors, some of which are beyond management’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Management cautions you not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date of this communication. The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.